UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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QEP RESOURCES, INC.

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[Communication to certain investors]

May 4, 2011

Re: QEP Resources’ 2011 Annual Meeting of Shareholders

Dear Shareholder:

By now you should have received QEP Resources’ (QEP) Notice of Annual Meeting, Proxy Statement and Annual Report. You can also view these items online at: https://materials.proxyvote.com/74733V.

We are writing to ask for your support at the Annual Meeting by voting in accordance with our Board’s recommendations on all proposals. In particular, we want to highlight two proposals. As a preliminary matter, and as explained in the proxy statement and the Annual Report, on July 1, 2010, QEP spun off from Questar Corporation (Questar). The fact and process of the spin-off made necessary certain measures that we would like to address.

Proposal 1: Election of Directors: Institutional Shareholder Services (ISS) and Glass Lewis (GL) have recommended a withhold vote for our non-executive Chairman, Keith Rattie because the Board adopted a Shareholder Rights Plan (Rights Plan) at the time of the spin-off. It is important to make several points about the Rights Plan. First, the Rights Plan has a three-year sunset provision from the date of the spin-off, leaving it with approximately two years left to run. Second, the Board implemented the Rights Plan upon the recommendation of its advisors because those advisors understood, as did the Company, that it would take time to increase QEP’s trading volumes and analyst coverage, and for QEP’s stock to reach a fair valuation. During that time of initial undervaluation and turbulence, which could potentially last up to three years, the Company and its advisors believed that protection was necessary for shareholders. Third, the Board regularly reviews the continuing need for the Rights Plan in light of stock performance. The Company believes that the spin-off is an extraordinary circumstance that requires a unique analysis of the appropriateness of the Company’s Rights Plan, not a simple “check-the-box” approach.

Proposal 2: Advisory Vote on Executive Compensation: ISS recommended a vote against QEP’s “say-on-pay” proposal because the Executive Severance Compensation Plan allows for excise tax gross-ups. Significantly, other than the gross-up issue, ISS found that every other component of its say-on-pay analysis was of “low concern.”Additionally, GL recommended a vote for the say-on-pay proposal.

At the time QEP separated from Questar, QEP simply duplicated all of Questar’s employee plans, including compensation, health and welfare and other employee plans with the intention to adapt them later to suit the needs of QEP. At the time of the spin-off, Questar’s executive severance plan included an excise tax gross-up provision. Since the time of the spin-off, QEP’s Compensation Committee, with the advice of its independent compensation consultant, has been reviewing the plans to determine how to modify them. This is a laborious and intricate process that takes considerable time and thought. The Committee fully intends to review the severance plan in detail before the end of 2011, and during that time it will consider whether gross-ups on excise taxes should remain part of the Plan. However, other post-spin-off issues and the January-February compensation process made it extremely challenging for the Committee to address the gross-up issue before the proxy statement was filed. On this issue, we request the patience of our shareholders, given the unique circumstances of the Company.

QEP is committed to increasing shareholder value as well as to shareholder engagement and corporate governance. The spin-off from Questar was an exceptional event, and the post-spin process continues to require an extraordinary amount of work by our Board. We ask for the support and patience of our shareholders as we strive to deliver strong operational and financial results and implement plans and measures that will ensure good corporate governance.

We appreciate your time and consideration of these matters and ask for your support of the Board’s recommendations. Should you have any questions, please feel free to contact me directly at 303-640-4277.

Sincerely,

/s/ Abigail L. Jones

Abigail L. Jones

Vice President, Compliance

and Corporate Secretary